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                                                                     EXHIBIT 4.4

                                DEED OF GUARANTEE

                                By the Guarantor

To       :  DF CHINA TECHNOLOGY INC, a company incorporated in the British
            Virgin Islands, whose shares are listed on the Nasdaq SmallCap
            Market and whose registered office is situate at Craigmur Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands;

                                       and

            Guangzhou Dransfield Paper Limited, a company incorporated in the PRC, whose registered office is situate at Taiping Industrial Zone, Conghua, Guangzhou, Guangdong Province, China

Date     :  28 January, 2004

Dear Sirs

                                  Re: Guarantee

In consideration of you as the Vendor entering into a Sale and Purchase Agreement (the "Agreement") particularly described below that is to say:-

Date     :  26 January, 2004

Vendor   :  DF China Technology Inc.

GDPL     :  Guangzhou Dransfield Paper Limited

Purchaser:  Gumption Trading Limited

The Agreement:

            (1) Subject to the terms of the Agreement, the Vendor shall sell as beneficial owner (and the Vendor shall cause its nominee to transfer the legal ownership of the Sale Shares held by it as a nominee on trust in favor of the Vendor) and the Purchaser in reliance on the Warranties therein contained shall purchase the Sale Shares free

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                  from all liens, charges and encumbrances and together with all rights now or hereafter attaching thereto including all dividends and distributions declared, made or paid on or after the date of the Agreement.

            (2) Subject to the terms of the Agreement, GDPL shall sell as beneficial owner and the Purchaser in reliance on the Warranties herein contained shall purchase the PRC Assets (1) free from all liens, charges and encumbrances and together with all rights now or hereafter attaching thereto.

We, the undersigned (the "Guarantor") with particulars as set out in the Exhibit hereto, hereby irrevocably guarantee to the Vendor and GDPL jointly and severally, on the terms and conditions in the Schedule hereto, due payment by the Purchaser of all sums and charges and due performance and observance by the Purchaser of the terms and conditions of the Agreement and undertake to pay forthwith on demand in writing from both or either of you from time to time all arrears of charges, payables and all losses, damages, claims, costs and expenses properly and reasonably incurred by reason of or arising out of any breach by the Purchaser of the terms and conditions of the Agreement. To avoid any doubt, it is hereby expressly agreed that, there is no ceiling of liability of the Guarantor under this Guarantee.

SEALED with the Common Seal of the Guarantor, and  )
SIGNED by                                          )
                                                   )
In the presence of:-                               )

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                                  THE SCHEDULE

1. The Guarantor hereby agrees and declares that this Guarantee shall not preclude the Vendor and GDPL, either jointly or severally, from enforcing the terms, covenants and conditions of the Agreement if default is made by the Purchaser in the payment of any money due under the Agreement or otherwise.

2. This Guarantee shall be deemed to have commenced from the date of the Agreement and shall remain in full force and effect up to the last day of the tenth anniversary date of the Agreement.

3. The Guarantor further agrees that this Guarantee shall not be affected by any change of name or status in the company, firm or individual described as the "Purchaser".

4. The Guarantor further agrees that it shall not be discharged or released from this Guarantee by any arrangement made between the Vendor, GDPL and Purchaser or by any alteration in the obligations imposed upon the Purchaser by the Agreement or by any forbearance granted by the Vendor and/or GDPL to the Purchaser as to payment, time, performance or otherwise, and this forbearance may have been made or granted without the Guarantor's knowledge or assent.

5. This Guarantee is to be governed by and construed in accordance with the Laws of Hong Kong Special Administrative Region and the parties irrevocably submit to the non-exclusive jurisdiction thereof.

6. Any notice or process may be served on the Guarantor by leaving the same at the correspondence address in Hong Kong given in the Exhibit unless a substituted address in Hong Kong has been given to the Vendor and GDPL in writing in which case service at such substituted address shall be sufficient.

7. In this Guarantee, words importing the singular number shall include the plural number and vice versa, and words importing the masculine, feminine or neuter genders shall include the others of them.

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                                   THE EXHIBIT

                         (Particulars of the Guarantor)

The Guarantor's Name       :    [CHINESE CHARACTER]
                                (Qingdao Haotian Investment Limited)

Address                    :    [CHINESE CHARACTER] 51 [CHINESE CHARACTER]
                                  406 [CHINESE CHARACTER]
                                Unit 406, Guo Mao Building, No. 51 Tai Ping
                                Road, Shi Nan District, Qingdao

Correspondence address
in Hong Kong               :    Nil

Registration Number        :    3702002805543

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